FOR FURTHER INFORMATION:

                                   USX                       Ashland Inc.
                                   William E. Keslar         Dan Lacy
                                   (412) 433-6870            (606) 329-3148

                                   December 12, 1997

DEFINITIVE AGREEMENTS SIGNED FOR
MARATHON, ASHLAND JOINT VENTURE

Findlay, OH, Dec. 12 -- Thomas J. Usher, chairman of USX Corporation, Victor G. Beghini, president of Marathon Oil, and Paul W. Chellgren, Ashland chairman and chief executive officer, signed definitive agreements today that will formally create Marathon Ashland Petroleum LLC. Marathon has a 62 percent interest and Ashland a 38 percent interest in the new company which is expected to commence operations Jan. 1, 1998.
         Plans to pursue the joint venture were first announced last May 15 when a letter of intent to seek a combination of the major elements of the two firms' downstream operations was signed. As announced on Dec. 8, the Federal Trade Commission has advised both companies that it has completed the antitrust review of their refining and marketing joint venture announced earlier this year, and will permit the transaction to proceed.
         Potential efficiencies to be derived by the joint venture have been broadly estimated to be in excess of $200 million annually on a pre-tax basis. While a modest part of these efficiencies will begin to be achieved in mid- to late 1998, realization of efficiencies should occur over the next few years as the joint venture's integration plans are implemented. Certain transition costs, principally severance and relocation, will be incurred by both parents in connection with the formation of the new company; however, these one-time costs are not expected to be significant, nor are any major asset dispositions anticipated in connection with the combination at this time.
         "Today's signing represents the culmination of months of comprehensive planning and discussion and reflects the efforts of hundreds of dedicated Marathon, USX and Ashland employees. More importantly, this signing represents the creation of a new company, one well-

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suited to the demands of a changing market," Usher stated. "The prospect of combining complementary assets and integrating marketing and operations strengths through Marathon Ashland Petroleum LLC is extremely exciting. I expect the joint venture to be a formidable competitor."
         "We're very pleased that the definitive agreements have been signed," said Chellgren. "Marathon, USX and Ashland employees are to be commended for the hard work, dedication and aggressive pace that they've maintained  toward  building  one of the  strongest  and  most  competitive
downstream  companies  in  the  industry.   It's  our  goal  to  close  the
transaction as near to year-end as possible and integrate the operations of the two companies as soon as possible."
         J. L. "Corky" Frank, Marathon's executive vice president for refining, marketing and transportation, will be president of the joint venture and D. Duane Gilliam, Ashland Petroleum president, will be executive vice president. Other officers of the joint venture from both companies have also been announced. Headquarters for Marathon Ashland Petroleum will be located in Findlay, Ohio.
         "This signing combines the downstream resources of two outstanding parent companies in an exciting growth-oriented venture," Frank said. "I see the potential for significantly enhancing the value provided to customers and other stakeholders through the joint venture's economies of scale, feedstock purchasing, market access, and refining/transportation flexibility. But the most important resource of all is our employees," he emphasized. "Innovation and performance derives from people. Because of the caliber of our people, I have no doubt that our performance will grow to be best of class."
         Marathon and Ashland have agreed that exploration, production and chemical businesses are not to be part of the joint venture. Ashland's refinery-produced petrochemicals will be included in the joint venture. Other exclusions include Ashland's Valvoline division, along with certain Marathon equity investments in pipelines.
         Plans are to continue employing the existing brands that each of the parent companies have utilized successfully. In the future, the joint venture will develop a brand strategy that will maximize the market impact of the brand offering. Marathon operates under the Marathon brand and through its Emro Marketing Company brands: Speedway, Bonded, Cheker, Starvin' Marvin,


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United,  Gastown,  Wake Up and Kwik Sak.  Ashland brands include:  Ashland,
SuperAmerica and Rich Oil.
         Marathon Ashland Petroleum LLC will have approximately six percent of total U.S. refining capacity with seven plants located at Garyville, LA, (255,000 b/d); Catlettsburg, KY, (220,000 b/d), Robinson, IL (180,000 b/d);
St. Paul Park, MN (70,000 b/d); Texas City, TX (70,000 b/d); Detroit, MI (70,000 b/d); and Canton, OH (70,000 b/d). The new company will have 84 light products and asphalt terminals in the Midwest and Southeast regions of the United States, 5,400 retail marketing outlets in 20 states, and significant pipeline holdings. On a pro forma basis, the joint venture's combined total assets would have been roughly $7 billion at the end of 1996 and reported sales revenues for 1996 would have been approximately $20 billion, which includes approximately $7 billion of excise taxes and matching buy/sell transactions.
         Marathon  Oil  Company  is  a  part  of  the  USX-Marathon   Group
(NYSE:MRO), a unit of USX Corporation. Ashland Inc. (NYSE:ASH) is a large energy and chemical company engaged in petroleum refining and marketing; coal and highway construction.

December 12, 1997

For more information on Marathon,  see the website at  www.marathon.com  or
www.usx.com.   For  more  information  on  Ashland,   see  the  website  at
www.ashland.com.

         This press release includes forward-looking statements, particularly concerning the amount of savings from potential efficiencies. These statements contain the words "expected," "potential," or "estimated," indicating that future outcomes are not known with certainty and subject to risk factors. Some factors that could potentially cause actual outcomes to differ materially from information set forth in the forward-looking statements include; unanticipated costs to implement shared technology, difficulties in integrating corporate structures, delays in leveraging volume procurement advantages or delays in personnel rationalization. In addition, in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, USX has included in its Form 10-Q for the period ended March 31, 1997, meaningful cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements.

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